As filed with the Securities and Exchange Commission on August 27, 2003

                                        Registration Statement No. 333-(_______)
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                           IMMTECH INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

            Delaware                                   39-1523370
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                          150 Fairway Drive, Suite 150
                          Vernon Hills, Illinois 60061
                                 (847) 573-0033
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                         T. Stephen Thompson, President
                          150 Fairway Drive, Suite 150
                          Vernon Hills, Illinois 60061
                                 (847) 573-0033
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                              John F. Fritts, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                          New York, New York 10038-4892

                                   ----------

        (Approximate date of commencement of proposed sale to the public) From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed
                                       maximum      Proposed
                                      offering      maximum
   Title of each                        price      aggregate      Amount of
class of securities   Amount to be       per        offering     registration
 to be registered     registered(1)   share(2)      price(2)         fee
--------------------------------------------------------------------------------
   Common Stock,
  par value $0.01
     per share            3,748,998      $15.12  $56,684,849.76     $4,585.80(2)
================================================================================

----------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock the number of shares registered shall automatically be adjusted to cover the additional shares issuable in such event in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. Price is based on the average of the high and low reported sales prices of the common stock on the American Stock Exchange LLC ("AMEX") on August 21, 2003. The maximum price per share will be determined from time to time in connection with the issuance by the Registrant or resale by the Selling Stockholders of the shares registered under this Registration Statement.

================================================================================

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment, which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this Prospectus is not complete and may be changed. Neither Immtech nor the Selling Stockholders may sell these securities until the Registration Statement filed with the Securities and Exchange Commission (the "SEC") is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 27, 2003.

                                   PROSPECTUS

                                3,748,998 Shares

            [LOGO]         IMMTECH INTERNATIONAL, INC.

                                  Common Stock

                                   ----------

      This is a public offering of 3,748,998 shares ("Shares") of our Common Stock. We may from time to time offer, subject to American Stock Exchange LLC ("AMEX") rules, 1,500,000 Shares for our own account and the stockholders named under the caption "Selling Stockholders" may from time to time offer and sell up to an additional 2,248,998 shares of the Company's Common Stock ("Shares"). The Shares may be sold in transactions occurring either on or off the AMEX at prevailing market prices or at negotiated prices. Sales may be made through brokers or through dealers, who are expected to receive customary commissions or discounts. We will receive no proceeds from the sale of Shares sold by Selling Stockholders under this Prospectus. No period of time has been fixed within which the Shares registered under this Prospectus may be offered or sold. Our obligation to keep the Registration Statement of which this Prospectus is a part effective expires as to 60,000 of the Selling Stockholders' Shares on January 6, 2004, 770,000 Shares on March 20, 2004, 667,144 Shares on June 6, 2003, 41,854
Shares on June 9, 2003, 610,000 Shares on July 16, 2004 and 100,000 Shares on July 25, 2003 or sooner if all Selling Stockholders' Shares are sold. As used in this Prospectus, the terms "we," "us," "our," the "Company" and "Immtech" mean Immtech International, Inc. and the term "Common Stock" means the common stock of Immtech, $0.01 par value per share.

      Our Common Stock is traded on the AMEX under the symbol "IMM". The last reported sale price of our Common Stock on August 25, 2003 was $18.01. The address of our principal executive offices is 150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061, and our telephone numbers are (847) 573-0033 or toll free (877) 898-8038.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED BY REFERENCE HEREIN OR PROVIDED BY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                TABLE OF CONTENTS

RISK FACTORS.................................................................S-1
ABOUT THIS PROSPECTUS.......................................................S-10
WHERE YOU CAN FIND MORE INFORMATION;  INCORPORATION OF DOCUMENTS
BY REFERENCE................................................................S-11
FORWARD-LOOKING STATEMENTS..................................................S-12
THE COMPANY.................................................................S-13
USE OF PROCEEDS.............................................................S-14
SELLING STOCKHOLDERS........................................................S-14
DESCRIPTION OF CAPITAL STOCK................................................S-17
PLAN OF DISTRIBUTION........................................................S-19
LEGAL MATTERS...............................................................S-21
EXPERTS.....................................................................S-21
INTERESTS OF NAMED EXPERTS AND COUNSEL......................................S-21
GLOSSARY....................................................................S-22

                               RISK FACTORS

      An investment in the Shares offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing the Shares.

There is no assurance that we will successfully develop a commercially viable product.

      We are at an early stage of human, clinical and in some cases pre-clinical development activities required for drug approval and commercialization. Since our formation in October 1984, we have engaged in research and development programs, expanding our network of scientists and scientific advisors, licensing technology agreements and advancing the commercialization of the dication technology platform. We have generated no revenue from product sales and do not have any products currently available for sale, and none are expected to be commercially available for sale until after March 31, 2004, if at all. There can be no assurance that the research we fund and manage will lead to commercially viable products.

We have a history of losses and an accumulated deficit; our future profitability is uncertain.

      We have experienced significant operating losses since our inception and we expect to incur additional operating losses as we continue research, development, clinical trial and commercialization efforts. As of June 30, 2003, we had an accumulated deficit of approximately $44,491,000.

We will need substantial additional funds in future years.

      Our operations to date have consumed substantial amounts of cash. Negative cash flow from operations is expected to continue in the foreseeable future. Our cash requirements may vary materially from those now planned because of results of research and development, results of pre-clinical and clinical testing, responses to our grant requests, relationships with strategic partners, changes in the focus and direction of our research and development programs, competitive and technological advances, the FDA and foreign regulatory process and other factors. In any of these circumstances, we may require substantially more funds than we currently have available or currently intend to raise to continue our business. We may seek to satisfy future funding requirements through public or private offerings of securities, by collaborative or other arrangements with pharmaceutical or biotechnology companies or from other sources. Additional financing may not be available when needed or may not be available on acceptable terms. If adequate financing is not available, we may not be able to continue as a going concern or may be required to delay, scale back or eliminate certain research and development programs, relinquish rights to certain technologies or product candidates, forego desired opportunities or license third parties to commercialize our products or technologies that we would otherwise seek to develop internally. To the extent we raise additional capital by issuing equity securities, ownership dilution to existing stockholders will result.

Our dependence on key personnel could adversely affect our business.

      Our business depends to a significant degree on the continuing contributions of our key management, scientific and technical personnel, as well as on the continued discoveries of scientists, researchers and specialists at The University of North Carolina at Chapel Hill ("UNC"), Georgia State University, Duke University and Auburn University (collectively, the "Scientific Consortium") who have entered into a Consortium Agreement, dated January 15, 1997, and a License Agreement, dated as of January 28, 2002, with us by which the Scientific Consortium has given us exclusive world-wide rights to commercialize certain pharmaceutical product candidates developed in the Scientific Consortium members' laboratories related to the dication technology. There can be no assurance that the loss of certain members of management or the scientists, researchers and technicians from the Scientific Consortium universities would not materially adversely affect our business. We do not have "key-man" life insurance policies on any of our executives.

Additional research grants may not be available.

      We will continue to apply for new grants to support continuing research and development of our dication platform technology and other product candidates. The process of obtaining grants is extremely competitive and there can be no assurance that any of our grant applications will be acted upon favorably.

Our product candidates are in early stage clinical trials.

      All of our product candidates, including DB289 and DB075, require additional clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that any of our product candidates will be successfully developed, prove to be safe and effective in human clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance.

There are substantial uncertainties related to clinical trials.

      In order to obtain required regulatory approvals for the commercial sale of our product candidates, we must demonstrate through human clinical trials that such product candidates are safe and effective for their intended uses.

      We may find, at any stage of our research and development, that product candidates that appeared promising in earlier clinical trials do not demonstrate safety or effectiveness in later clinical trials and therefore do not receive regulatory approvals. The results of our pre-clinical testing and early human clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in early stage human clinical trials. Completion of the clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, difficulty in securing sufficient supplies of clinical trial materials or adverse events occurring during clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of our development programs will be successfully completed, that any Investigational New Drug application ("IND") filed with the FDA (or any foreign equivalent filed with the appropriate foreign authorities) will become effective, that additional clinical trials will be allowed by the FDA or other regulatory authorities, or that clinical trials will commence as planned. There have been delays in our testing and development schedules to date and there can be no assurance that our future testing and development schedules will be met.

We do not have manufacturing capability, which could impair our ability to develop commercially viable products at reasonable costs.

      Our ability to conduct clinical trials and to commercialize product candidates will depend in part upon our ability to have manufactured the product candidates, either directly or through third parties, at a competitive cost and in accordance with FDA and other regulatory requirements. We currently lack facilities and personnel to manufacture our product candidates. There can be no assurance that we will be able to acquire such resources, either directly or through third parties, at reasonable costs, if we develop commercially viable products.

      Construction and operation of a pharmaceutical manufacturing plant with Immtech Hong Kong Limited in the People's Republic of China ("PRC") is subject to various governmental approvals, which may be difficult or impossible to obtain. There can be no guarantee that products manufactured at this facility, if built, will be accepted in the countries where we desire to sell our future products.

We are dependent on third-party relationships for critical aspects of our business.

      We use the expertise and resources of strategic partners and third parties in a number of key areas, including (i) research and development, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs. We have licensing and exclusive commercialization rights to a dicationic pharmaceutical platform and are developing drugs intended for commercial use based on that platform. This strategy creates risks by placing critical aspects of our business in the hands of third parties, whom we may not be able to control. If these third parties do not perform in a timely and satisfactory manner, we may incur costs and delays as we seek alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on our business.

      We may seek additional third-party relationships in certain areas, particularly in clinical testing, marketing, manufacturing and other areas where pharmaceutical and biotechnology company collaborators will enable us to develop particular products or geographic markets that are otherwise beyond our resources and/or capabilities. There is no assurance that we will be able to obtain any such collaboration or any other research and development, manufacturing or clinical trial arrangements. Our inability to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on our business.

We are uncertain about the ability to protect or obtain necessary patents and protect our proprietary information.

      There can be no assurance that any particular patent will be granted or that issued patents will provide us, directly or through licenses, with the intellectual property protection contemplated. Patents and licenses of patents can be challenged, invalidated or circumvented. It is also possible that competitors will develop similar products simultaneously. Our breach of any license agreement or the failure to obtain a license to any technology or process which may be required to develop or commercialize one or more of our product candidates may have a material adverse effect on our business.

      The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for, or may have been issued, certain patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those that we are attempting to develop and commercialize. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. No assurance can be given that patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to or competitive with our technology, product candidates or processes. If patents have been or are issued to others containing preclusive or conflicting claims, then we may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology. There can be no assurance that the licenses or alternative technology that might be required for such alternative processes or products would be available on commercially acceptable terms, or at all.

      Because of the substantial length of time and expense associated with bringing new drug products to market through the development and regulatory approval process, the pharmaceutical and biotechnology industries place considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are confidential until patents are issued and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we (or our licensors) were the first to make the inventions covered by pending patent applications or that we (or our licensors) were the first to file patent applications for such inventions. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions and, therefore, the breadth of claims allowed in pharmaceutical and biotechnology patents, or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide us competitive advantages, that any of our (or our licensors') patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of our employees, advisors and consultants, will not claim rights in, or ownership to, our (or our licensors') patents and other proprietary rights. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our proprietary information, or that others may not be issued patents that may require us to obtain a license for, and pay significant fees or royalties for, such proprietary information.

      The pharmaceutical and biotechnology industries have experienced extensive litigation regarding patent and other intellectual property rights. We could incur substantial costs in defending suits that may be brought against us (or our licensors) claiming infringement of the rights of others or in asserting our (or our licensors') patent rights in a suit against another party. We may also be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office or similar foreign agency for the purpose of determining the priority of inventions in connection with our (or our licensors') patent applications.

      Adverse determinations in litigation or interference proceedings could require us to seek licenses (which may not be available on commercially reasonable terms) or subject us to significant liabilities to third parties, and could therefore have a material adverse effect on our business. Even if we prevail in an interference proceeding or a lawsuit, substantial resources, including the time and attention of our officers, will be required.

      We also rely on trade secrets, know-how and technological advancement to maintain our competitive position. Although we use confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

Our business has significant competition; our product candidates may become obsolete prior to commercialization due to alternative technologies.

      The pharmaceutical and biotechnology fields are characterized by extensive research efforts and rapid technological progress. Competition from other pharmaceutical and biotechnology companies and research and academic institutions is intense and other companies are engaged in research and product development for treatment of the same diseases as we are. New developments in molecular cell biology, molecular pharmacology, recombinant DNA technology and other pharmaceutical and biological processes are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of our programs or products non-competitive or obsolete.

      We are aware of other companies and institutions dedicated to the development of therapeutics similar to those we are developing, including Eli Lilly and Company, Hoffman-LaRoche Ltd., Chiron Corporation, Cubist Pharmaceuticals, Inc., Schering-Plough Corporation and Abbott Laboratories. Many of our existing or potential competitors have substantially greater financial and technical resources than we do and therefore may be in a better position to develop, manufacture and market pharmaceutical drugs and biologics. Many of these competitors are also more experienced with regard to pre-clinical testing, human clinical trials and obtaining regulatory approvals. The current or future existence of competitive products may also adversely affect the marketability of our product candidates.

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates; government regulation may impede, delay or prevent the commercialization of our product candidates.

      All new pharmaceutical drugs and biologics, including our product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act ("FDCA") and other laws including, in the case of biologics, the Public Health Services Act, and by state, local and foreign governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of pharmaceutical drugs and biologics. If drug products or biologics are marketed abroad, they are subject to extensive regulation by foreign governments. Failure to comply with applicable regulatory requirements may subject us to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending applications.

We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates.

      The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, the approval process is extremely expensive and uncertain. There can be no assurance that our product candidates will be cleared for commercial sale in the United States by the FDA or regulatory agencies in foreign countries. The regulatory review process can take many years and we will need to raise additional funds prior to completing the regulatory review process for our current and future product candidates. Failure to receive FDA approval for our product candidates would preclude us from marketing and selling such products in the United States. Therefore, the failure to receive FDA approval would have a material adverse effect on our business. Even if regulatory approval of a product is granted, there can be no assurance that we will be able to obtain the labeling claims (a labeling claim is a product's description and its FDA permitted uses) necessary or desirable for the promotion of such product. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for post-marketing studies if regulatory approval is obtained; we will then be subject to ongoing FDA obligations and continued regulatory review. In particular, we, or our third party manufacturers, will be required to adhere to regulations setting forth Good Manufacturing Practices ("GMP"), which require us (or our third party manufacturers) to manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, we (or our third party manufacturers) must pass a manufacturing facilities pre-approval inspection by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties, such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional pre-clinical testing or clinical trials and changes in labeling of the product.

      Prior to the submission of an application for FDA approval, our product candidates must undergo rigorous pre-clinical and clinical testing, which may take several years and the expenditure of substantial financial and other resources. Before commencing clinical trials in humans, we must submit to the FDA and receive clearance of an IND. There can be no assurance that submission of an IND for future clinical testing of any of our product candidates under development or other future product candidates would result in FDA permission to commence clinical trials or that we will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of product candidates under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in foreign jurisdictions. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of our product candidates.

      Prior to the submission of an application for FDA approval, our pharmaceutical drugs and biologics must undergo rigorous pre-clinical and clinical testing, which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans in the United States, we must submit to the FDA and receive clearance of an IND. If clinical trials of a new product are completed successfully, then we may seek FDA marketing approval. If the product is regulated as a biologic, the FDA will require the submission and approval of both a Product License Application ("PLA") and an Establishment License Application ("ELA") before commercial marketing can commence. The PLA must include detailed information about the biologic, its manufacture and the results of product development, pre-clinical studies and clinical trials. The FDA's time to review PLAs and ELAs averages two to five years. The FDA may ultimately decide that the PLA and ELA do not satisfy the regulatory criteria for approval and deny approval or require additional clinical studies. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of our pharmaceutical drug and biologic candidates.

There is uncertainty regarding the availability of health care reimbursement for purchasers of our anticipated products; health care reform may negatively impact the ability of prospective purchasers of our anticipated products to pay for such products.

      Our ability to commercialize any of our product candidates will depend in part on the extent to which reimbursement for the costs of the resulting drug or biologic will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of third-party insurance reimbursement coverage enabling us to establish and maintain price levels sufficient for realization of a profit on our investment in developing pharmaceutical drugs and biologics. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drug or biologic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our anticipated products, the market acceptance of these products would be adversely affected.

      Health care reform proposals have previously been introduced in Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future. We cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on our business. There can be no assurance that any implemented reforms will not have a material adverse effect on our business. Such reforms, if enacted, may affect the availability of third-party reimbursement for our anticipated products as well as the price levels at which we are able to sell such products. In addition, if we are able to commercialize products in overseas markets, then our ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

Confidentiality agreements may not adequately protect our intellectual property.

      We require our employees and consultants to execute confidentiality agreements upon the commencement of their relationship with us. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship will be our exclusive property and will be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

Potential adverse effect of shares eligible for future sale.

      Sales of our Common Stock (including the issuance of shares upon conversion of preferred stock and the exercise of outstanding options and warrants at prices substantially below our current market price) in the public market could materially and adversely affect the market price of shares of our Common Stock. Such sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

      As of August 22, 2003, we had 8,780,374 shares of Common Stock outstanding (not including 575,791 shares of Common Stock reserved for conversion of Series A Convertible Preferred Stock, 197,031 shares of Common Stock reserved for conversion of Series B Convertible Preferred Stock, 708,998 shares of Common Stock reserved for conversion of Series C Convertible Preferred Stock, 720,474 shares of Common Stock reserved for exercise of outstanding options and 3,047,862 shares of Common Stock reserved for exercise of outstanding warrants held by certain investors). Of the shares outstanding, 5,751,040 shares of Common Stock are freely tradable without restriction. All of the remaining 3,029,334 shares are restricted from resale, except pursuant to certain exceptions under the Securities Act of 1933, as amended (the "Securities Act").

Potential adverse effect of outstanding Common Stock options and warrants.

      We have outstanding options and warrants for the purchase of shares of our Common Stock, which may adversely affect our ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. To the extent any such options and warrants are exercised, the outstanding shares of our Common Stock will be diluted.

The market price of our Common Stock may experience significant volatility.

      The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Announcements of technological innovations or new products by us or our competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, delays in our testing and development schedules, public concern as to the safety of pharmaceutical drugs or biologics and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our Common Stock. The realization of any of the risks described in these "Risk Factors" may have a significant adverse impact on such market prices.

We do not pay dividends on our Common Stock.

      We have never declared or paid dividends on our Common Stock and we do not intend to pay any Common Stock dividends in the foreseeable future. Our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock earn dividends of 6%, 8% and 8% per annum, respectively, each payable semi-annually on each April 15 and October 15 while outstanding, and which, at our option, may be paid in cash or in shares of our Common Stock. On April 15, 2002, October 15, 2002 and April 15, 2003, we paid dividends to the holders of our Series A Convertible Preferred Stock and on October 15, 2002 and April 15, 2003, we paid dividends to the holders of our Series B Convertible Preferred Stock in shares of Common Stock, with fractional shares paid in cash.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

      Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our Bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions under Delaware law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care and the provisions of our Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

Product liability exposure may expose us to significant liability.

      We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance.

Changes to financial accounting standards may affect our reported results of operations.

      We prepare our financial statements in conformity with U.S. accounting principles generally accepted in the United States, or GAAP. GAAP are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to the carrying value of long-lived assets, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results. Additionally, certain provisions of the Sarbanes-Oxley Act of 2002 will impact our business. In particular, the creation by the SEC of an independent accounting oversight board to oversee and regulate audits will affect us and all public companies.

                              About this prospectus

      This document is called a Prospectus and is part of a registration statement on Form S-3 (the "Registration Statement") that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf Prospectus, we may from time to time sell any combination of the securities described in this Prospectus in one or more offerings. Together, the Company's offerings may total up to 1,500,000 Shares. In addition, under this shelf process, the Selling Stockholders also may from time to time collectively offer up to 2,248,998 Shares of our Common Stock. This Prospectus provides you with a general description of the securities we and the Selling Stockholders may offer. We may file a prospectus supplement with the SEC via its Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") which may include a discussion of any risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this Prospectus. If there is any inconsistency between the information in this Prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this Prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION;
                     INCORPORATION OF DOCUMENTS BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission (the "SEC"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at 233 Broadway, 16th Floor, New York, New York 10279 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on or through our Internet website, http://www.immtech-international.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

      We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Shares, you should consult the Registration Statement and its exhibits. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the SEC's public reference rooms listed above.

      The SEC allows us to "incorporate by reference" in this Prospectus the information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this Prospectus and information we later file with the SEC will automatically update and supersede the information in this Prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25669) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference herein:

      (i) our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003;

      (ii) the description of our Common Stock contained in our registration statement filed with the SEC via Edgar under Section 12 of the Exchange Act on April 29, 1999, including any amendments or reports filed for the purpose of updating such description;

      (iii) our definitive Proxy Statement pursuant to Section 14(A) of the Exchange Act for our 2002 Annual Meeting of the Shareholders; and

      (iv) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold are expressly incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents.

      Statements made in this Prospectus, in any prospectus supplement or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement of which this Prospectus is a part or as an exhibit to the documents incorporated by reference. Each statement about the contents of any contract or other document is qualified in all material respects by reference to such contract or other document.

      We will provide to you a copy of any document incorporated by reference in this Prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone numbers: Corporate Secretary, Immtech International, Inc., 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, 60061, Telephone No.:
(847) 573-0033 or toll free (877) 898-8038.

      Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this Prospectus and in the documents incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words "intends," "plans," "believes," "anticipates" or "expects" or similar words and may include statements concerning our strategies, goals and plans. Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements. Such factors include, among others described in the Prospectus, the following: (i) we are in an early stage of product development, (ii) our technology is in the research and development stage and therefore its potential benefits for human therapy are unproven, (iii) the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development, (iv) the possibility that we or our collaborators will not successfully develop any marketable products, (v) the possibility that advances by competitors will cause our product candidates not to be viable, (vi) uncertainties as to the requirement that a drug product may not be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug product candidates, (vii) risks relating to requirements for approvals by governmental agencies, such as the Food and Drug Administration, before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our product candidates successfully, (viii) the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties, (ix) the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms, (x) the possibility that any products successfully developed by us will not achieve market acceptance and (xi) other risks and uncertainties that may not be described herein. We undertake no obligation except as required by securities law to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise in this Prospectus.

                                   THE COMPANY

AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER "RISK FACTORS" BEGINNING ON PAGE S-1. A GLOSSARY WHICH DEFINES VARIOUS TERMS USED IN THIS PROSPECTUS BEGINS ON PAGE S-22.

      We are a pharmaceutical company focused on the development and commercialization of oral drugs to treat infectious diseases. The Company has development programs that include fungal infections, Malaria, Tuberculosis, Diabetes, Hepatitis C, Pneumocystis carinii pneumonia ("PCP") and tropical medicine diseases, including African sleeping sickness (a parasitic disease also known as Trypanosomiasis) and Leishmaniasis (a parasitic disease that destroys the liver). We hold worldwide patents, patent applications, licenses and rights to license worldwide patents, patent applications and technologies from a scientific consortium and exclusive rights to commercialize products from those patents and licenses that are integral to our business.

      Since our formation in October 1984, we have engaged in research and development programs, expanding our network of scientists and scientific advisors, licensing technology agreements and advancing the commercialization of the dication technology platform. We use the expertise and resources of strategic partners and third parties in a number of areas, including (i) research and development, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs. We have licensing and exclusive commercialization rights to a dicationic pharmaceutical platform and are developing drugs intended for commercial use based on that platform. Dication pharmaceutical drugs work by blocking life-sustaining enzymes from binding to key sites in the "minor groove" of an organism's deoxyribonucleic acid ("DNA"), killing the infectious organisms that cause fungal, parasitic, bacterial and viral diseases. The key site on an organism's DNA is an area where enzymes interact with the infectious organism's DNA as part of their normal life cycle. Structurally, dications are chemical molecules that have two positively charged ends held together by a chemical linker. The composition of the dications, with positive charges on both ends (shaped like molecular barbells), allows dications to bind (similar to a band-aid) to the negatively charged key sites of an infectious organism's DNA. The bound dications block life sustaining enzymes from attaching to the DNA's key sites, thereby killing the infectious organism.

      The dication technology is the result of a research program developed by scientists at UNC, Georgia State University, Duke University and Auburn University (collectively, the "Scientific Consortium"). We entered into an agreement with the Scientific Consortium, dated January 15, 1997, as amended, and a License Agreement, dated as of January 28, 2002 (collectively, the "Consortium Agreement"), to commercialize product candidates resulting from the Scientific Consortium's research, including the dication technology.

                                 USE OF PROCEEDS

      We intend to use the proceeds of the sale of Shares under this Prospectus by the Company for general corporate purposes, including for research, development and commercialization efforts. We will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders under this Prospectus.

                              SELLING STOCKHOLDERS

      The Selling Stockholders other than Pacific Dragons Group Limited ("Pacific"), Champion Traders Investments Limited ("Champion"), Wyndham Associates Ltd. ("Wyndham"), Gladden Consultants Ltd. ("Gladden"), Fulcrum Holdings of Australia, Inc. ("Fulcrum"), China Harvest Limited ("China Harvest") and Mr. David Tat-Koon Shu ("Mr. Shu") listed below acquired our Series C Stock in private placements between June 6-9, 2003. Such Selling Stockholders have the right to acquire Shares (i) upon conversion of the Series C Stock or (ii) upon issuance of Common Stock as stock dividends to holders of Series C Stock, granted to them in connection with their participation in the private placements.

      Between June 6-9, 2003, the Selling Stockholders purchased in the aggregate 125,352 shares of our Series C Stock for gross proceeds to us of $3,133,800. Subject to adjustment for dilution protection, each share of Series C Stock is convertible into 5.6561 shares of Common Stock, 708,998 shares in the aggregate. The Series C Stock earns an 8% per annum dividend payable semi-annually each April 15th and October 15th, in cash or Common Stock at the Company's option for so long as any Series C Stock remains outstanding. If Common Stock is to be used to pay the Series C Stock dividend, such Common Stock is to be valued at the 10-day volume-weighted average closing-bid price immediately prior to the date of payment. We agreed to use reasonable efforts to register the resale by the Selling Stockholders of the Shares of Common Stock issuable upon conversion of the Series C Stock within 180 days after the date of purchase of the Series C Stock, and to keep such registration effective for the lesser of one year or until all of such Shares are sold.

      In connection with the formation of Immtech Hong Kong Limited on January 13, 2003, we issued 30,000 shares of Common Stock to each of Pacific and Champion, respectively, for their assistance with the agreement. We have agreed to register the resale by Pacific and Champion of the Common Stock and to keep the registration effective for the lesser of one year or until all of such shares of Common Stock are sold.

      On March 21, 2003, we entered into an agreement with Wyndham for assistance to be provided to identify potential strategic partners and to assist us to raise up to $20 million in equity financing. For its services, Wyndham's compensation included 220,000 shares of our Common Stock.

      On March 21, 2003, we entered into media production agreements with "winmaxmedia," an operating division of Winmax Trading Group, Inc., to produce digital and video media materials to be used in connection with our fundraising efforts. In connection with the services rendered we issued 100,000 shares of our Common Stock to Gladden, one of the vendors providing services under the media production agreement.

      On March 21, 2003 we entered into an agreement with Fulcrum to provide to us services and products including website design, multimedia content, custom customer relations software and increased media and investor exposure. In connection with the services rendered we issued to Fulcrum (i) 100,000 shares of our common stock, (ii) a warrant to purchase 100,000 shares of our Common Stock exercisable at $6.00 per share, to vest ratably over 12 months and to expire at the latest in two years, (iii) a warrant to purchase 125,000 shares of Common Stock exercisable at $10.00 per share with all other terms the same as (ii) above and (iv) a warrant to purchase 125,000 shares of our Common Stock exercisable at $15.00 per share with all other terms the same as (ii) above.

      On July 16, 2003, we entered into a consulting arrangement with China Harvest for services to be provided to assist the Company and its subsidiaries to obtain regulatory approval to conduct human clinical trials with the Company's product candidates in the People's Republic of China. For its services, China Harvest was granted a warrant to purchase 600,000 shares of our Common Stock exercisable at $6.08, with a five year exercise period.

      On July 16, 2003, we entered into a Consulting Agreement with Mr. Shu for services to be provided to assist the Company in the formation of a subsidiary and to gain regulatory approvals to enter into human clinical trials of our lead compound, DB289, for treatment of various diseases in the People's Republic of China. For his services, Mr. Shu was granted 10,000 shares of our Common Stock.

      On July 25, 2003, we entered into a second consulting arrangement with Fulcrum for services to be provided to assist the Company to list its Common Sock on a recognized securities exchange. For its services, Fulcrum was granted 100,000 shares of Common Stock upon such listing.

      The following table sets forth for each Selling Stockholder the number of Shares being registered by this Prospectus. No Selling Stockholder has been an officer, director or employee of Immtech for the past three years. Because the Selling Stockholders may offer all, some or none of their Shares, we cannot provide a definitive estimate of the number of Shares they will hold after such registration. This Prospectus is filed at our expense.

                                                              Underlying
                                                              Shares of       Shares
                                        Series C                Common     Beneficially     Shares       Percent
                Name                     Stock     Warrants     Stock         Owned       Registered   of Class(1)
-------------------------------------   --------   --------   ----------   ------------   ----------   -----------
China Harvest Limited                          0    600,000      600,000        600,000      600,000          6.40%
Fulcrum Holdings of Australia Limited          0    350,000      550,000        550,000      550,000          5.92%
Wyndham Associates Ltd.                        0                 220,000        220,000      220,000          2.51%
Gladden Consultants Ltd                        0                 100,000        100,000      100,000          1.14%
Vivienne Lee                               9,200                  52,036        132,658       52,036          1.50%
Ma Fa On                                   6,400                  36,199         36,199       36,199            * %
Tao Wai Ling                               5,800                  32,805         32,805       32,805            * %
Cheung Ming Tak                            5,800                  32,805         34,970       32,805            * %
Pacific Dragons Group Limited                  0                  30,000        330,000       30,000          3.63%
Champion Traders Investments Limited           0                  30,000         30,000       30,000            * %
Cheung Shuk Kwan                           4,800                  27,149         27,149       27,149            * %
Monet Capital Fund I, LP                   4,800                  27,149         27,149       27,149            * %
Tsang Wai Ping Alfred                      4,400                  24,887         58,214       24,887            * %
Sanford Goldfarb                           4,000                  22,624         22,624       22,624            * %
Lau Chu                                    4,000                  22,624         41,846       22,624            * %
Cheung Yuk Chor Dickie                     4,000                  22,624        125,184       22,624          1.41%
Donald H. Wong                             3,400                  19,231         33,001       19,231            * %
Chan Chee Wing                             3,200                  18,100         68,338       18,100            * %
Tefa Capital, Inc.                         3,200                  18,100         18,100       18,100            * %
Liu Yuk Tong and Wong Gum Wing
     Caroline                              3,000                  16,968         16,968       16,968            * %
Val Busler                                 2,800                  15,837         21,749       15,837            * %
Li Lo Kwong                                2,600                  14,706         17,706       14,706            * %
Jerry Sorkin                               2,600                  14,706         17,731       14,706            * %
Lau Kin Yip                                2,400                  13,575         13,575       13,575            * %
Ho Siu Man                                 2,120                  11,991         11,991       11,991            * %
Lau Mei Yin Amy                            2,080                  11,765         22,098       11,765            * %
Shum Kit Ching                             2,080                  11,765         11,765       11,765            * %
Fukoku Asset Management Ltd.               2,000                  11,312         89,263       11,312          1.02%
John R. Harrington and John R
     Harrington, Jr. Trust                 3,800                  21,493        107,013       21,493          1.21%
Hui Chin Ki                                2,000                  11,312         28,934       11,312            * %
Mao Frank Tsao Yu                          2,000                  11,312         11,312       11,312            * %
Richard M. Schaeffer                       2,000                  11,312         11,312       11,312            * %
Wingpearl Investments Ltd.                 2,000                  11,312        111,512       11,312          1.27%
Mak Wah                                    1,920                  10,860         10,860       10,860            * %
John J. Orlando                            1,800                  10,181         22,181       10,181            * %
Target Profits Securities Limited          1,768                  10,000         10,000       10,000            * %
Chan Yu Ching                              1,768                  10,000         10,000       10,000            * %
Wong Hon Fai Jones                         1,768                  10,000         18,156       10,000            * %
John Neal                                  1,768                  10,000         10,000       10,000            * %
David Tat-Koon Shu                             0                  10,000         10,000       10,000            * %
Lee Hon Kit Raymond                        1,600                   9,050         12,550        9,050            * %

                                                              Underlying
                                                              Shares of       Shares
                                        Series C                Common     Beneficially     Shares       Percent
                Name                     Stock     Warrants     Stock         Owned       Registered   of Class(1)
-------------------------------------   --------   --------   ----------   ------------   ----------   -----------
Ho Cho Chuen                               1,600                   9,050          9,050        9,050            * %
Li Wai Yin                                 1,600                   9,050          9,050        9,050            * %
Thomas J. Krupp II                         1,200                   6,787          6,787        6,787            * %
Raymond Carbone                            1,000                   5,656         13,656        5,656            * %
Richard H. Harrington                      1,000                   5,656         12,656        5,656            * %
Scott Hess                                 1,000                   5,656         11,050        5,656            * %
John Ketcham                               1,000                   5,656         10,656        5,656            * %
Michael Strada                             1,000                   5,656         10,397        5,656            * %
Chan Pui Ling Juliana                        800                   4,525          6,625        4,525            * %
Dwight B. Crane                              800                   4,525         28,192        4,525            * %
James M. Florsheim Trust Account #1          800                   4,525         15,117        4,525            * %
Sum Lan Hing                                 480                   2,715          2,715        2,715            * %
John J. Coonan                               400                   2,262          8,704        2,262            * %
Yeung Lai                                    400                   2,262          2,262        2,262            * %
Stephen Carter                               400                   2,262          2,262        2,262            * %
Ho Mei Yee                                   400                   2,262          2,262        2,262            * %
Lam Yuk Ying                                 400                   2,262          2,262        2,262            * %
Michael Dundas                               400                   2,262          2,262        2,262            * %
Lau Wai Wah Richard                          400                   2,262          2,262        2,262            * %
Lo Mo On                                     400                   2,262          2,262        2,262            * %
Salvatore Picciallo                          400                   2,262          2,262        2,262            * %
Michael Volpe                                400                   2,262          7,524        2,262            * %
Martin Boyle                                 200                   1,131          8,018        1,131            * %
                                        --------   --------   ----------   ------------   ----------
     Totals                              125,352    950,000    2,248,998                   2,248,998

(1) The corresponding percentages are the quotient of (x) the number of shares beneficially owned and (y) the sum of the 8,780,374 shares of Common Stock outstanding, the number shares of Common Stock issuable upon conversion of Series A Stock, Series B Stock and Series C Stock and such holder's options and warrants exercisable within 60 days of the date of calculation.

* Less than 1.00%.

                          DESCRIPTION OF CAPITAL STOCK

General

      The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of Delaware law, our Amended and Restated Certificate of Incorporation, our Certificate of Designation Series A Convertible Preferred Stock, our Certificate of Designation Series B Convertible Preferred Stock, our Certificate of Designation Series C Convertible Preferred Stock, our Bylaws and, if applicable, any prospectus supplement filed with the SEC via EDGAR, for additional information about our capital stock. See "Where You Can Find More Information."

      Under our Certificate of Incorporation, as amended, our authorized capital stock consists of:

      30,000,000 shares of Common Stock; and

      5,000,000 shares of preferred stock, par value $0.01 per share.

      As of August 22, 2003, we had 8,780,374 shares of Common Stock outstanding (not including 575,791 shares of Common Stock reserved for conversion of Series A Stock, 197,031 Shares of Common Stock reserved for conversion of Series B Stock, 708,998 Shares of Common Stock reserved for conversion of Series C Stock, 720,474 shares of Common Stock reserved for exercise of outstanding options and 3,047,862 shares of Common Stock reserved for exercise of outstanding warrants held by certain investors). Of the shares of Common Stock outstanding, 5,751,040 shares of Common Stock are freely tradable without restriction. All of the remaining 3,029,334 shares are restricted from resale except pursuant to certain exceptions under the Securities Act. All of the Common Stock underlying the outstanding Series C Stock is registered by this Prospectus.

Common Stock

      Our Common Stock is traded on the American Stock Exchange LLC ("AMEX") under the symbol "IMM." Each share of our Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.

      Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our Common Stock are entitled to a pro rata share in any distribution to stockholders. Our Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

Series A Stock

      Our Series A Stock is not registered under the Securities Act. Each share of Series A Stock has a stated value of $25.00 and an initial conversion rate of $4.42, subject to adjustment for dilution protection, which initially equals
5.6561 shares of Common Stock per share of Series A Stock. Our Series A Stock earns a 6% per annum dividend payable in cash or shares of Common Stock, at the Company's option, on each April 15th and October 15th so long as any Series A Stock remains outstanding. The Company has the right (i) to redeem some or all of the Series A Stock any time after 30 days' notice at the stated value plus accrued and unpaid dividends or (ii) to convert some or all of the Series A Stock into Common Stock upon 30 days' notice any time after February 14, 2003
(x) at the stated value plus accrued and unpaid dividends if the closing bid price for our Common Stock exceeds $9.00 for 20 consecutive "trading days" (days the principal exchange on which the Common Stock is listed or traded is open for business or, if the Common Stock is no longer listed or traded on an exchange, business days) within 180 days prior to notice of conversion or (y), if the requirements of (x) are not met, at 110% of the stated value plus accrued and unpaid dividends. Holders of Series A Stock have the right to convert their Series A Stock to Common Stock during the above-mentioned 30-day notice periods.

Series B Stock

      Our Series B Convertible Preferred Stock is not registered under the Securities Act. Each share of Series B Convertible Preferred Stock has a stated value of $25.00 and an initial conversion rate of $4.00, subject to adjustment for dilution protection, which initially equals 6.25 shares of Common Stock per share of Series B Stock. Our Series B Stock earns an 8% per annum dividend payable in cash or shares of Common Stock, at the Company's option, on each April 15th and October 15th so long as any Series B Stock remains outstanding. The Company has the right (i) to redeem some or all of the Series B Stock any time after 30 days' notice at the stated value plus accrued and unpaid dividends or (ii) to convert some or all of the Series B Stock into Common Stock upon 30 days' notice any time after September 25, 2003 (x) at the stated value plus accrued and unpaid dividends if the closing bid price for our Common Stock exceeds $9.00 for 20 consecutive "trading days" (defined above) within 180 days prior to notice of conversion or (y), if the requirements of (x) are not met, at 110% of the stated value plus accrued and unpaid dividends. Holders of Series B Stock have the right to convert their Series B Stock to Common Stock during the above-mentioned 30-day notice periods.

Series C Stock

      Our Series C Convertible Preferred Stock is not registered under the Securities Act. Each share of Series C Convertible Preferred Stock has a stated value of $25.00 and an initial conversion rate of $4.42, subject to adjustment for dilution protection, which initially equals 5.6561 shares of Common Stock per share of Series C Stock. Our Series C Stock earns an 8% per annum dividend payable in cash or shares of Common Stock, at the Company's option, on each April 15th and October 15th so long as any Series C Stock remains outstanding. The Company has the right (i) to redeem some or all of the Series C Stock any time after 30 days' notice at the stated value plus accrued and unpaid dividends or (ii) to convert some or all of the Series C Stock into Common Stock upon 30 days' notice any time after May 31, 2004 (x) at the stated value plus accrued and unpaid dividends if the closing bid price for our Common Stock exceeds $9.00 for 20 consecutive "trading days" (defined above) within 180 days prior to notice of conversion or (y), if the requirements of (x) are not met, at 110% of the stated value plus accrued and unpaid dividends. Holders of Series C Stock have the right to convert their Series C Stock to Common Stock during the above-mentioned 30-day notice periods.

                              PLAN OF DISTRIBUTION

      The distribution of the Shares described in this Prospectus may be effected from time to time in one or more transactions either (a) at a fixed price or prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices relating to the prevailing market prices or (d) at negotiated prices. We, and any Selling Stockholders may offer and sell the Shares described in this Prospectus (i) through agents, (ii) through one or more underwriters or dealers, (iii) through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (iv) directly to one or more purchasers (through a specific bidding or auction process or otherwise), (v) in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, (vi) through a combination of any of these methods of sale, or (vii) at a fixed exchange ratio in return for other of our securities.

      To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sales of Shares by the Selling Stockholders. Any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. We will pay all costs and expenses incurred in connection with the registration of the Shares offered by this Prospectus. Any brokerage commissions and similar selling expenses attributable to the sale of Shares by the Selling Stockholders will be borne by the Selling Stockholders.

      We have agreed to indemnify the Selling Stockholders and the Selling Stockholders' respective officers, directors, employees and agents, and each person who controls such Selling Stockholders, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, and the Selling Stockholders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, in each case in connection with this offering.

      We or the Selling Stockholders may solicit offers to purchase the Shares directly and we or the Selling Stockholders may sell the Shares directly to institutional or other investors. We or the Selling Stockholders may enter into agreements with agents, underwriters and dealers under which we or the Selling Stockholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or the Selling Stockholders in the ordinary course of business.

      If we or any Selling Stockholders offer and sell Shares through an underwriter or underwriters, then we or the Selling Stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in a prospectus supplement, if applicable, which will be used by the underwriters to make resales of the Shares. If the Selling Stockholders offer and sell the Shares through a dealer, then the Selling Stockholders or an underwriter will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by the dealer at the time of resale.

      We or the Selling Stockholders may grant underwriters who participate in the distribution of the Shares an option to purchase additional Shares to cover over-allotments, if any, in connection with the distribution.

      The Selling Stockholders, dealers acting in connection with the offering and brokers executing sell orders on behalf of one or more Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer.

                                  LEGAL MATTERS

      Legal matters in connection with the validity of the Shares offered by this Prospectus will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    GLOSSARY

      As used in this Prospectus, the following terms have the meanings set forth below.

AIDS Acquired immune deficiency syndrome, a disease caused by a virus.

DB289             The designation given to our lead dication.

Dication A chemical molecule with two positively charged ends that are held together by a chemical linker. Dications bind to the DNA of infectious organisms.

DNA A type of molecule made up of polymerized deoxyribonucleotides linked together by phosphate bonds.

ELA               Establishment License Application

FDA               U.S. Food and Drug Administration.

FDCA              Federal Food, Drug, and Cosmetic Act as Amended

HCV Hepatitis C virus, or HCV, is one of the viruses that causes acute and chronic hepatitis. Persons who are chronically infected with Hepatitis C are at an increased risk for the development of cirrhosis and liver cancer.

HIV HIV is the human immunodeficiency virus most researchers believe causes AIDS.

IND Investigational New Drug Application, or IND, is a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.

Leishmaniasis     An infection caused by a protozoal parasite that affects the skin and abdominal organs, causing ulcers or skin disorders that resemble leprosy.

PCP Pneumocystis carinii pneumonia ("PCP") is a protozoal infection of the lungs, and most common of the AIDS-associated diseases.

Phase I Clinical testing in which the safety and pharmacological profile of a new drug is established in humans.

Phase II Clinical testing in which the effectiveness of a new drug is established in humans. This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug and the toxicity profile in specific patient populations.

PLA               Product License Application

TB A disease caused by bacteria, Mycobacterium tuberculosis, that is transmitted by breathing in or eating infected droplets, usually affecting the lungs, although infection of other organ systems can occur.

Trypanosomiasis   An infection caused by a protozoal parasite and transmitted usually by insect bites. Also known as African sleeping sickness.

====================================        ====================================

          TABLE OF CONTENTS                      IMMTECH INTERNATIONAL, INC.

RISK FACTORS.....................S-1                  3,748,998 Shares
ABOUT THIS PROSPECTUS...........S-10                    Common Stock
WHERE YOU CAN FIND MORE
INFORMATION; INCORPORATION OF               ------------------------------------
DOCUMENTS BY REFERENCE..........S-11                     PROSPECTUS
FORWARD-LOOKING STATEMENTS......S-12        ------------------------------------
THE COMPANY.....................S-13
USE OF PROCEEDS.................S-14                   August 27, 2003
SELLING STOCKHOLDERS............S-14
DESCRIPTION OF CAPITAL STOCK....S-17
PLAN OF DISTRIBUTION............S-19
LEGAL MATTERS...................S-21
EXPERTS.........................S-21
INTERESTS OF NAMED EXPERTS AND
COUNSEL.........................S-21
GLOSSARY........................S-22

UNTIL OCTOBER 6, 2003, ALL DEALERS
THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS OFFERING, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE DEALERS'
OBLIGATION TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS
OR SUBSCRIPTIONS.

====================================        ====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth our estimates of the expenses to be incurred in connection with the offering of the Shares of Common Stock being offered hereby:

            SEC registration fee:                         $ 4,585.80

            Printing expenses:*                           $ 2,000.00

            Legal fees and expenses:*                     $25,000.00

            Accounting fees and expenses:*                $10,000.00

            Miscellaneous expenses:*                      $ 5,000.00
                                                          ----------

            TOTAL:                                        $46,585.80
                                                          ==========

----------

* Estimated.

      We will pay all costs and expenses incurred in connection with the registration of the Shares. Any brokerage commissions and similar selling expenses attributable to the sale of Shares by the Selling Stockholders will be borne by the Selling Stockholders.

Item 15. Indemnification of Directors and Officers.

      Limitation of Director's Liability

      Our Bylaws reduce the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain fiduciary duties as a director, provided that the director's liability may not be eliminated or limited for: (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

      Indemnification of Officers and Directors

      The provisions of our Bylaws relating to indemnification require that we indemnify our directors and executive officers to the fullest extent permitted under Delaware law, provided that we may modify the extent of such indemnification by individual contracts with our directors and executive officers, and provided, further, that we will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware law, our Bylaws, and any indemnity agreements may also permit indemnification for liabilities arising under the Securities Act or the Exchange Act.

Item 16. Exhibits and Financial Statement Schedules.

      See the Exhibit Index immediately following the Signature Page to this Registration Statement.

Item 17. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered by this Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report under Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Vernon Hills, State of Illinois, on August 27, 2003.


                                        IMMTECH INTERNATIONAL, INC.


                                        By: /s/ T. Stephen Thompson
                                            ------------------------------------
                                            T. Stephen Thompson
                                            President, Chief Executive Officer
                                               and Director

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Stephen Thompson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

          Signatures                        Title                     Date
------------------------------   -----------------------------   ---------------

    /s/ T. Stephen Thompson      President, Chief Executive
    --------------------------   Officer and Director
    T. Stephen Thompson          (Principal Executive Officer)   August 27, 2003

    /s/ Gary C. Parks            Chief Financial Officer,
    --------------------------   Treasurer and Secretary
    Gary C. Parks                (Principal Financial            August 27, 2003
                                 and Accounting Officer)

    /s/ Cecilia Chan
    --------------------------   Executive Vice President
    Cecilia Chan                 and Director                    August 27, 2003

    /s/ Harvey R. Colten, M.D.
    --------------------------
    Harvey R. Colten, M.D.       Director                        August 27, 2003

    /s/ Eric L. Sorkin
    --------------------------
    Eric L. Sorkin               Director                        August 27, 2003

    /s/ Frederick W. Wackerle
    --------------------------
    Frederick W. Wackerle        Director                        August 27, 2003

By: /s/ T. Stephen Thompson
    --------------------------
    T. Stephen Thompson
    Attorney-In-Fact

                                Index to Exhibits

Exhibit     Description
-------     -----------

4.1(1)      Form of Common Stock Certificate

4.2(2)      Certificate of Designation, Series A Convertible Preferred Stock

4.3(3)      Certificate of Designation, Series B Convertible Preferred Stock

4.4(4)      Certificate of Designation, Series C Convertible Preferred Stock

4.5(4) Form of Regulation D Subscription Agreement for June 6-9, 2003 Private Placements

4.6(4) Form of Regulation S Subscription Agreement for June 6-9, 2003 Private Placements

5.1(5)      Opinion of Cadwalader, Wickersham & Taft

23.1(5)     Consent of Deloitte & Touche LLP dated August 25, 2003

23.2(5)     Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1)

24.1(5) Powers of Attorney (included on Signature Page to this Registration Statement)

(1) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on March 30, 1999.

(2) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 14, 2002.

(3) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 25, 2002.

(4) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 10, 2003.

(5)   Filed herewith.